UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 3, 2013

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 3, 2013, El Paso Electric Company (the “Company”) appointed the following officers to new roles, effective immediately:

•	Nathan T. Hirschi was appointed Senior Vice President and Chief Financial Officer.

•	Steven T. Buraczyk was appointed Senior Vice President, Operations.

•	David G. Carpenter, formerly Senior Vice President and Chief Financial Officer, was appointed Executive Vice President.

•	Hector R. Puente, formerly Senior Vice President and Chief Operations Officer, was appointed Executive Vice President.

The Company also extended the term of the employment agreement for Thomas V. Shockley, III, its Chief Executive Officer, through December 15, 2015.  His employment will continue on substantially the same terms as under his original employment agreement (as amended in May 2013), and he will receive a new equity grant that will vest if he remains through that date.

Mr. Hirschi, age 50, has been the Company’s Vice President and Controller since March 2010 and was Vice President – Special Projects from December 2009 to February 2010.  Prior to joining the Company, he was a partner of KPMG LLP from October 2003 to April 2009. His salary will be $285,000 and his target cash bonus opportunity will be 45% of salary.

Mr. Buraczyk, age 46, has been the Company’s Vice President of Regulatory Affairs since April 2013.   He has been at the Company since 1993 and served in various officer capacities since July 2008, including as Vice President – System Operations and Planning and as Vice President – Power Marketing and Fuels and Resource Delivery Planning. His salary will be $275,000 and his target cash bonus opportunity will be 45% of salary.

The Company expects to enter into agreements with each of Mr. Carpenter and Mr. Puente to remain with the Company until his expected retirement in January 2015, at which time each executive will receive separation benefits and prorated vesting of equity awards. Pursuant to the anticipated agreements, if one of these executives is terminated by the Company without cause prior to January 2015, he will receive these separation benefits as well as salary and equity vesting similar to that which he would have otherwise received if he had remained employed until January 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2013

EL PASO ELECTRIC COMPANY (Registrant)

By:	/s/ Mary E. Kipp
Name:	Mary E. Kipp
Title:	Senior Vice President – General Counsel and Chief Compliance Officer